EXHIBIT 23.2

New York Office: 805 Third Avenue New York, NY 10022 212.838.5100 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Cosmos Health Inc. and Subsidiaries

We consent to the inclusion in this Registration Statement on Form S-1 (Post-Effective Amendment No. 1) of our report dated August 5, 2024, with respect to the audited consolidated financial statements of Cosmos Health Inc. and its subsidiaries (collectively, the “Company”) for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the caption “Experts” in such registration statement.

/s/ RBSM LLP

New York, NY

September 4, 2024